                                                                    EXHIBIT 99.1

(BELDEN CDT LOGO) NEWS RELEASE

                                                                 Belden CDT Inc.
                                               7701 Forsyth Boulevard, Suite 800
                                                       St. Louis, Missouri 63105
                                                                    314-854-8000
                                                               www.beldencdt.com

FOR IMMEDIATE RELEASE

November 8, 2005

          BELDEN CDT REPORTS STRONG THIRD QUARTER OPERATING PERFORMANCE

               SALES OF $342 MILLION REFLECT 11.8% ORGANIC GROWTH
         OPERATING PROFIT REACHES 8.9% OF SALES EXCLUDING SPECIAL ITEMS
                  DILUTED EPS OF $0.37 EXCLUDING SPECIAL ITEMS

St. Louis - Belden CDT Inc. (NYSE:BDC) announced today that revenue from continuing operations for the quarter ended September 30, 2005 was $342.4 million, compared with revenue of $281.5 million reported in the third quarter of 2004. Compared with year-ago revenue adjusted as if the merger of Belden and CDT had happened on July 1, 2004 instead of July 15, 2004, revenue increased 12.7% year over year. Income from continuing operations was $6.1 million in the third quarter of 2005 or $0.13 per diluted share, including charges (previously announced) for asset impairment, severance, and merger-related items and a one-time tax benefit. Excluding the charges and the one-time tax benefit, income from continuing operations was $18.4 million and diluted earnings per share were $0.37 for the third quarter.

HIGHLIGHTS OF THE QUARTER

     - Revenue increased 11.8 percent organically year-over-year (compared with pro-forma 2004 third-quarter revenue), reflecting increases in both volume and price in the North American market, with the strongest volume improvement in the North American networking operations. Revenue increased an additional 0.9 percent because of currency exchange rates.

     - Operating profit from continuing operations, excluding the special charges, was $30.3 million, or 8.9 percent of sales, an increase of $6.3 million year over year and an increase of $5.0 million sequentially. This improvement is the result primarily of the Company's cost reduction work over the past four quarters, which included the closing of three manufacturing plants at mid-year.

     - On September 29 the Company announced restructuring plans for its European operations. The Company expects that these actions will result in a 10 percent reduction in European manufacturing floor space and overhead between now and the end of 2006.

     - The Company continued its share repurchase program. On May 23, the Board of Directors authorized a share repurchase program of up to $125 million. Between the authorization date and September 30, 2005, the Company repurchased 2.5 million shares of common stock (approximately 5% of the shares previously outstanding) at an aggregate cost of $51.7 million.

MANAGEMENT COMMENT

"We were pleased to see the revenue increase coming from volume to a much greater extent than from pricing," said Richard K. Reece, Vice President Finance and Chief Financial Officer. "The Networking segment in North America in particular had a very good sales quarter, which we believe indicates that this group is recovering its market share that dipped late last year and early this year as we launched our new brand. The recent consolidation of capacity is yielding improved manufacturing productivity, and the North American operations of our Electronics segment are enjoying operating margins in the mid-teens. We can clearly see in the operating results the benefit of the cost reduction work that the Company has been pursuing for the last several quarters. With the restructuring actions announced September 29, the Company is taking additional steps to enhance the profitability of its European operations, which should significantly help our consolidated results over the next year and beyond."

John Stroup, who joined Belden CDT Inc. as President and Chief Executive Officer on October 31, 2005, said, "Belden CDT is a company with many strengths: its people, brands, outstanding products, channel relationships, profitability, excellent cash generation, a sound financial foundation, and good governance. I am delighted at the opportunity to join and lead this team."

BACKGROUND - MERGER OF BELDEN AND CDT IN 2004

On July 15, 2004, the Company, formerly called Cable Design Technologies Corporation (CDT), merged with Belden Inc. (Belden) and changed its name to Belden CDT Inc. For accounting purposes, the Company treated the merger as an acquisition by Belden. Results of the legacy CDT operations are included in 2004 results from July 16 onwards. Prior-year results in this release (other than pro forma results) reflect the results of Belden only.

ADJUSTED RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

                                                                                              Adjusted Pro
                                          As Reported                       Adjusted Three    Forma Three
                                          Three Months                       Months Ended     Months Ended
                                        Ended September                      September 30,   September 30,
                                            30, 2005      Adjustments (1)        2005           2004 (2)
                                        ---------------   ---------------   --------------   -------------
Results of Continuing Operations
Revenues                                   $342,389           $    --          $342,389        $303,779
Operating Profit                             14,774            15,530            30,304          24,024
   Percent of revenue                           4.3%                                8.9%            7.9%
Income from Continuing Operations             6,078            12,330            18,408          10,994
Income from Continuing Operations per
   diluted share                           $   0.13                            $   0.37        $   0.22

(1) Impairment charges, severance charges, merger-related costs, expenses for executive succession, and one-time tax benefit.

(2) Pro forma results, as if Belden and CDT were combined at the beginning of the third quarter of 2004, restated for discontinued operations, the change in inventory accounting method from LIFO to FIFO, merger-related costs, and the gain on the 2004 sale of a Belden European operation.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2005, revenue was $989.2 million. Operating earnings for the period were $49.7 million, and income from continuing operations was $25.1 million, or $0.51 per diluted share including the dilutive effect of the Company's convertible debentures. These results included $24.1million in impairment charges and pretax expenses related to merger integration and executive succession, which together amounted to $0.34 per diluted share.

ADJUSTED RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

                                                                                              Adjusted Pro
                                          As Reported                        Adjusted Nine     Forma Nine
                                          Nine Months                        Months Ended     Months Ended
                                        Ended September                      September 30,   September 30,
                                            30, 2005      Adjustments (1)        2005           2004 (2)
                                        ---------------   ---------------   --------------   -------------
Results of Continuing Operations
Revenues                                   $989,201           $    --          $989,201        $910,919
Operating Profit                             49,709            24,097            73,806          52,603
   Percent of revenue                           5.0%                                7.5%            5.8%
Income from Continuing Operations            25,148            18,130            43,278          23,980
Income from Continuing Operations per
   diluted share                           $   0.51                            $   0.85        $    .50

(1) Impairment charges, expenses for executive succession, merger-related costs, severance charges and one-time tax benefit.

(2) Pro forma results, as if Belden and CDT were combined at the beginning of 2004, restated for discontinued operations, the change in inventory accounting method from LIFO to FIFO, merger-related costs, and the gain on the 2004 sale of a Belden European operation.

EUROPEAN RESTRUCTURING AND OTHER CHARGES

Third quarter 2005 results include pretax charges of $15.5 million, as follow:

     - A $2.2 million charge for non-cash impairment of assets of the Company's Manchester, U.K. operation and a related $2.7 million adjustment to goodwill. The Company said, in a September 29, 2005 announcement, that it is reexamining its participation in the telecommunications cable market in the United Kingdom and is considering alternatives for the Manchester operation.

     - Additional non-cash impairment charges of $7.9 million related to restructuring activities in Europe that were announced on September 29.

     - Charges of $2.7 million for severance, merger-related costs, and executive succession.

TAX MATTERS

Year-to-date income tax expense reflects the non-deductibility of certain goodwill impairment charges, the establishment of valuation allowances against the net operating losses in certain European jurisdictions, and one-time third-quarter items amounting to $0.9 million resulting from the favorable resolution of prior-period tax matters. In its pro forma analysis of results excluding the charges and excluding the one-time tax benefits, the Company's effective tax rate for the nine months ending September 30, 2005 was 34.0%.

ELECTRONICS SEGMENT

External customer revenue of the Electronics segment for the quarter ended September 30, 2005 was $199.5 million, and total sales including sales to affiliates were $219.8 million. Operating profit of the segment was $28.9 million, or 13.1 percent of total revenues. Included in this result were severance and merger-related costs of $0.4 million. Without these charges, operating income of the segment for the quarter was 13.3 percent of sales. Total revenue and operating income of this segment in the third quarter of 2004 were $187.2 million and $1.9 million, respectively.

"The Electronics segment has benefited from rising economic activity and from technology-driven growth in security applications, in-flight entertainment, and other specialty markets," said Mr. Reece. "Our capacity utilization is high in North America and improving in Europe, where restructuring will drive further improvement. The North American operations in the Electronics segment have been very effective in continuing to raise prices this year to keep pace with rising material costs. In Europe, we are making some progress in raising prices but pricing continues to lag material cost."

Year to date, external customer revenue of the Electronics segment was $582.0 million, and total revenue including sales to affiliates was $653.3 million. Operating profit of the segment year-to-date was $76.4 million including $2.7 million of charges and merger-related costs. In the nine months ended September 30, 2004, revenue of the segment was $472.6 million in total and operating earnings were $28.5 million.

NETWORKING SEGMENT

Revenue from external customers of the Networking segment for the quarter ended September 30, 2005 was $142.9 million, and total revenue, including sales to affiliates, was $146.9 million. The operating loss of the segment was $1.0 million. Excluding impairment charges and merger-related costs of $11.8 million, operating profit of the Networking segment was $10.8 million or 7.3 percent of sales for the quarter. Total revenues and operating profit in the third quarter of 2004 were respectively $109.5 million and $7.1 million for this segment. The year-over-year increase in segment revenue was because of stronger volume in the North American market, the impact of the merger, improved pricing, and currency translation effects.

"We are delighted with the strong performance of our Networking group in North America and in Europe," said Mr. Reece. "We are experiencing significant volume improvement year-over-year and sequentially, accompanied by favorable trends toward higher category cables and more connectivity, which improve our margin mix," he said.

Year to date, external customer revenue of the Networking segment was $407.2 million and total revenue, including affiliate sales, was $417.0 million. Operating profit of the segment year-to-date was $14.6 million including $12.4 million of charges and merger-related costs. For the first nine months of 2004, total revenue of the Networking segment was $228.2 million and operating profit was $15.3 million.

OUTLOOK

"We expect to see favorable trends in the Networking market continue into the fourth quarter and next year," said Mr. Reece. "Two developments that are enriching our mix are the accelerating migration of customer demand from category 5e cable to categories 6 and above and an increase in the proportion of connectivity products in our mix. We also perceive a strengthening of major project business, which boosts overall demand. In the electronics and specialty markets we believe we will continue to experience technology-driven growth in certain niches such as security cables and in-flight entertainment, while the majority of the business, which is more economically driven, will continue to grow at a moderate pace with economic activity in our served markets.

"For the fourth quarter of 2005," Mr. Reece said, "we expect that the level of revenue will be similar to the third quarter, and that our operating margin will be between 8 and 9 percent of sales, excluding any further restructuring or severance charges and excluding $3 million from our sales incentive agreement with a private-label customer.

"In 2006, we believe that revenue will rise because of both price increases designed to compensate for rising material costs and modest growth of market volume. We expect that our operating earnings in 2006 will benefit from the full-year impact of the merger-related cost reductions and will be helped by stability in raw material costs. In addition to improvements in operating margins that we plan to achieve in 2006, our earnings per share will benefit from the impact of the share repurchase program," he concluded.

The Company expects that in 2006 depreciation expense will be about $37 million, capital expenditures about $30 million, and the effective tax rate 34.0 percent.

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include the Company's ability to implement its restructuring plans; the outcome of negotiations with British Telecom plc; the Company's degree of success in managing its European operations during the restructuring; the outcome of discussions with labor; general economic conditions; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the degree to which the Company will be able to compensate for rising costs through the pricing of its products; demand for the Company's products; and other factors. For a more complete discussion of risk factors, please see Belden CDT's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

ABOUT BELDEN CDT

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity. The Company, formed in July 2004 through a merger of equals, had combined pro forma sales in 2004 of $1.2 billion. Belden CDT's 2004 annual report is available at www.beldencdt.com.

     CONTACT: Belden CDT Inc.
              Dee Johnson, Director of Investor Relations
              314-854-8054
              www.beldencdt.com

Following are comparative consolidated income statements of Belden CDT Inc. for the three- and nine-month periods ended September 30, 2005 and September 30, 2004, segment information for the same periods, and condensed consolidated balance sheets as of September 30, 2005, and December 31, 2004.

BELDEN CDT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                              Three Months Ended      Nine Months Ended
                                                                September 30,           September 30,
                                                            ---------------------   ---------------------
                                                               2005        2004        2005        2004
                                                            ---------   ---------   ---------   ---------
(in thousands, except per share data)
Revenues                                                    $ 342,389   $ 281,454   $ 989,201   $ 635,864
Cost of sales                                                (266,044)   (228,243)   (772,511)   (514,450)
                                                            ---------   ---------   ---------   ---------
   Gross profit                                                76,345      53,211     216,690     121,414
Selling, general and administrative expenses                  (48,722)    (47,527)   (154,132)    (96,985)
Asset impairment                                              (12,849)     (8,871)    (12,849)     (8,871)
                                                            ---------   ---------   ---------   ---------
   Operating earnings (loss)                                   14,774      (3,187)     49,709      15,558
Interest expense, net                                          (2,198)     (3,537)     (7,682)     (9,870)
Minority interest                                                (215)       (225)       (551)       (225)
Other nonoperating income                                          --          --          --       1,732
                                                            ---------   ---------   ---------   ---------
   Income (loss) from continuing operations before taxes       12,361      (6,949)     41,476       7,195
Income tax benefit (expense)                                   (6,283)      3,748     (16,328)       (438)
                                                            ---------   ---------   ---------   ---------
   Income (loss) from continuing operations                     6,078      (3,201)     25,148       6,757
Loss from discontinued operations(1)                              (13)     (2,809)     (2,438)    (10,128)
Gain (loss) on disposal of discontinued operations(2)              --      (1,529)     15,163       1,491
                                                            =========   =========   =========   =========
   Net income (loss)                                        $   6,065   $  (7,539)  $  37,873   $  (1,880)
                                                            =========   =========   =========   =========
Weighted average number of common shares and equivalents:
   Basic                                                       45,540      42,517      46,518      31,266
   Diluted                                                     52,213      42,517      53,167      31,643
                                                            =========   =========   =========   =========
Basic income (loss) per share:
   Continuing operations                                    $     .13   $    (.08)  $     .54   $     .21
   Discontinued operations                                         --        (.07)       (.05)       (.32)
   Disposal of discontinued operations                             --        (.03)        .32         .05
   Net income (loss) per share                                    .13        (.18)        .81        (.06)
                                                            =========   =========   =========   =========
Diluted income (loss) per share:
   Continuing operations                                    $     .13   $    (.08)  $     .51   $     .21
   Discontinued operations                                         --        (.07)       (.05)       (.32)
   Disposal of discontinued operations                             --        (.03)        .29         .05
   Net income (loss) per share                                    .13        (.18)        .75        (.06)
                                                            =========   =========   =========   =========

(1)  Net of income tax benefit of $49, $1,489, $1,330 and $5,606, respectively.

(2) Net of income tax benefit (expense) of $806, $(8,529) and $(839), respectively.

BELDEN CDT INC.
SEGMENT INFORMATION
(Unaudited)

(in thousands)

THREE MONTHS ENDED SEPTEMBER 30, 2005

                                                                                           TOTAL
                                                          FINANCE AND                   CONTINUING
                             ELECTRONICS   NETWORKING   ADMINISTRATION   ELIMINATIONS   OPERATIONS
                             -----------   ----------   --------------   ------------   ----------
EXTERNAL CUSTOMER REVENUES     $199,529     $142,860       $    --         $     --      $342,389
AFFILIATE REVENUES               20,256        4,016            --          (24,272)           --
                               --------     --------       -------         --------      --------
TOTAL REVENUES                 $219,785     $146,876       $    --         $(24,272)     $342,389
                               ========     ========       =======         ========      ========
OPERATING EARNINGS (LOSS)      $ 28,857     $   (961)      $(7,826)        $ (5,296)     $ 14,774
                               ========     ========       =======         ========      ========

Three Months Ended September 30, 2004

                                                                                           Total
                                                          Finance and                   Continuing
                             Electronics   Networking   Administration   Eliminations   Operations
                             -----------   ----------   --------------   ------------   ----------
External customer revenues     $171,972     $109,482       $    --         $     --      $281,454
Affiliate revenues               15,208           --            --          (15,208)           --
                               --------     --------       -------         --------      --------
Total revenues                 $187,180     $109,482       $    --         $(15,208)     $281,454
                               ========     ========       =======         ========      ========
Operating earnings (loss)      $  1,902     $  7,087       $(9,774)        $ (2,402)     $ (3,187)
                               ========     ========       =======         ========      ========

NINE MONTHS ENDED SEPTEMBER 30, 2005

                                                                                           TOTAL
                                                          FINANCE AND                   CONTINUING
                             ELECTRONICS   NETWORKING   ADMINISTRATION   ELIMINATIONS   OPERATIONS
                             -----------   ----------   --------------   ------------   ----------
EXTERNAL CUSTOMER REVENUES     $582,007     $407,194       $     --        $     --      $989,201
AFFILIATE REVENUES               71,257        9,821             --         (81,078)           --
                               --------     --------       --------        --------      --------
TOTAL REVENUES                 $653,264     $417,015       $     --        $(81,078)     $989,201
                               ========     ========       ========        ========      ========
OPERATING EARNINGS (LOSS)      $ 76,439     $ 14,595       $(25,738)       $(15,587)     $ 49,709
                               ========     ========       ========        ========      ========

Nine Months Ended September 30, 2004

                                                                                           Total
                                                          Finance and                   Continuing
                             Electronics   Networking   Administration   Eliminations   Operations
                             -----------   ----------   --------------   ------------   ----------
External customer revenues     $408,338     $227,526       $     --        $     --      $635,864
Affiliate revenues               64,225          646             --         (64,871)           --
                               --------     --------       --------        --------      --------
Total revenues                 $472,563     $228,172       $     --        $(64,871)     $635,864
                               ========     ========       ========        ========      ========
Operating earnings (loss)      $ 28,539     $ 15,300       $(18,140)       $(10,141)     $ 15,558
                               ========     ========       ========        ========      ========

BELDEN CDT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         SEPTEMBER 30,   December 31,
                                                              2005           2004
                                                         -------------   ------------
(in thousands)                                            (UNAUDITED)
ASSETS
Current assets
   Cash and cash equivalents                               $  177,915     $  188,798
   Receivables                                                218,511        174,554
   Inventories                                                241,908        227,034
   Deferred income taxes                                       16,190         15,911
   Other current assets                                         5,209          8,883
   Current assets of discontinued operations                   12,972         34,138
                                                           ----------     ----------
      Total current assets                                    672,705        649,318
Property, plant and equipment, less
   accumulated depreciation                                   319,141        338,247
Goodwill, less accumulated amortization                       275,573        286,163
Other intangible assets, less accumulated amortization         73,530         78,266
Other long-lived assets                                         5,863          6,460
Long-lived assets of discontinued operations                   12,692         36,984
                                                           ----------     ----------
                                                           $1,359,504     $1,395,438
                                                           ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable and accrued liabilities                $  213,047     $  185,035
   Accrued income taxes                                         6,467             --
   Current maturities of long-term debt                        59,052         15,702
   Current liabilities of discontinued operations               8,955         17,534
                                                           ----------     ----------
      Total current liabilities                               287,521        218,271
Long-term debt                                                172,052        232,823
Postretirement benefits other than pensions                    32,671         30,089
Deferred income taxes                                          73,710         68,158
Other long-term liabilities                                    15,234         25,340
Long-term liabilities of discontinued operations                1,715          1,516
Minority interest                                               8,384          9,241
Stockholders' equity
   Preferred stock                                                 --             --
   Common stock                                                   503            502
   Additional paid-in capital                                 535,981        531,984
   Retained earnings                                          283,322        252,114
   Accumulated other comprehensive income                       1,266         27,862
   Unearned deferred compensation                                (613)        (2,462)
   Treasury stock                                             (52,242)            --
                                                           ----------     ----------
      Total stockholders' equity                              768,217        810,000
                                                           ----------     ----------
                                                           $1,359,504     $1,395,438
                                                           ==========     ==========